Ex-12b



                                 IDACORP, Inc.
                      Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                                                      Twelve Months Ended December 31,
                                                                                            (Thousands of Dollars)

                                                                        1996         1997          1998        1999         2000
                                                                        ----         ----          ----        ----         ----
Earnings, as defined:
  Income before income taxes........................................ $135,247     $133,570      $133,806     $137,021     $210,701
  Adjust for distributed income of equity investees.................   (1,413)      (3,943)       (4,697)        (837)      (3,116)
  Equity in loss of equity method investments.......................        0            0           458          435          186
  Minority interest in losses of majority owned subs................        0            0          (125)         (37)      (1,468)
  Fixed charges, as below...........................................   70,418       69,634        69,923       72,243       73,261
                                                                     ---------    ---------     ---------    ---------    ---------
      Total earnings, as defined.................................... $204,252     $199,261      $199,365     $208,825     $279,564
                                                                     =========    =========     =========    =========    =========
Fixed charges, as defined:
  Interest charges..................................................  $57,348      $60,761       $60,677      $62,975      $63,339
  Preferred stock dividends of subsidiaries-gross up-Idacorp rate...   12,079        7,891         8,445        8,313        8,886
  Rental interest factor............................................      991          982           801          955        1,036
                                                                     ---------    ---------     ---------    ---------    ---------
      Total fixed charges...........................................   70,418       69,634        69,923       72,243       73,261
                                                                     =========    =========     =========    =========    =========
  Preferred dividends requirements..................................        0            0             0            0            0
                                                                     ---------    ---------     ---------    ---------    ---------
      Total combined fixed charges and preferred dividends..........  $70,418      $69,634       $69,923      $72,243      $73,261
                                                                     =========    =========     =========    =========    =========
Ratio of earnings to combined fixed charges and preferred dividends.     2.90 x       2.86 x        2.85 x       2.89 x      3.82 x
                                                                     =========    =========     =========    =========    =========